Exhibit 99.1
CSK Auto Responds to O’Reilly Automotive Proposal

PHOENIX – (BUSINESS WIRE) – February 1, 2008 – CSK Auto Corporation (NYSE:CAO) confirmed today that it has received from O’Reilly Automotive, Inc. (Nasdaq:ORLY) an unsolicited proposal to acquire all of the outstanding shares of CSK Auto.
CSK’s Board of Directors and management remain committed to acting in the best interests of the Company’s stockholders. Consistent with this focus, in December 2007, CSK retained JPMorgan to assist its Board of Directors in developing and evaluating alternatives to preserve and maximize stockholder value. As part of this process, to date, more than 20 parties—including both strategic and non-strategic, and control and non-control seeking parties – have executed customary confidentiality and standstill agreements, and have thus been granted access to non-public information. O’Reilly has been, and continues to be, afforded the opportunity to participate in this process, but has declined to do so.
“We are conducting a thoughtful and comprehensive process, and we fully intend to complete the process as planned in order to ensure a result that we believe will serve the best interests of our stockholders,” said Larry Mondry, CSK Auto’s President and Chief Executive Officer.
About CSK Auto
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of January 6, 2008, the Company operated 1,349 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts, and Murray’s Discount Auto Stores.
CONTACT: INVESTORS:
CSK Auto Corporation, Phoenix
Brenda Bonn, 602-631-7483
Manager, Investor Relations or
MEDIA:
Sard Verbinnen & Co.
Paul Kranhold/Drew Brown
415-618-8750 or 212-687-8080